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Contact:      Gene Meken
              Netcentives Inc.
              415.615.2466
              gmeken@netcentives.com

FOR IMMEDIATE RELEASE

             Netcentives Announces Results of Business Asset Auction

SAN FRANCISCO, December 3, 2001 - On November 15, 2001, Netcentives Inc., Post Communications, Inc. and MaxMiles, Inc. of San Francisco, California conducted an auction of their assets as part of their jointly administered Chapter 11 bankruptcy proceedings pursuant to which certain of its assets were sold to the following high bidders: 1) Princeton Entrepreneurial Group, LLC. was the high bidder for the MaxMiles, Inc. assets; 2) Trilegiant Corporation was the high bidder for the Netcentives patent portfolio; 3) North Bay Networks was the high bidder for Netcentives' Loyalty Marketing Group hard assets; 4) CD Micro, Inc. was the high bidder for Netcentives' remaining hard assets; 5) Princeton Entrepreneurial Group was the high bidder for the outstanding shares of UVN Holdings, Inc.; and 6) Charles River Consulting, Inc. was the high bidder for Netcentives' Loyalty Marketing Group assets. On November 20, 2001 at a continued auction, YesMail, Inc. was the high bidder for Netcentives' Email Marketing Group. A Sale Order for all assets except the Email Marketing Group was approved on November 23, 2001. Netcentives expects a Sale Order for the Email Marketing Group to be forthcoming. All of the asset sales are expected to close on or before December 7, 2001.

Netcentives is unable to determine at this time whether the proceeds from the sales described above and from the sales of any other assets will be sufficient to pay the various creditors of the companies or whether any funds will be available for our shareholders.

About Netcentives Inc.

San Francisco-based Netcentives Inc. is a provider of personalized email, rewards and recognition solutions. The company offers a broad suite of offline and online products including email communications, sales force incentives, loyalty and rewards solutions for retail and financial institutions. Netcentives continues to differentiate itself through its integrated marketing approach, which includes experienced client service teams, leading-edge technology and expert consulting. More than 300 companies have partnered with Netcentives to drive their revenue and reduce costs. For more information, visit www.netcentives.com.

NOTE: Netcentives, ClickRewards, MaxMiles and Post Communications are trademarks of Netcentives Inc. Other product and company names herein may be trademarks of their respective owners.

Safe Harbor Statement under Private Securities Litigation Reform Act of 1995:
The statements contained in this press release that are not historical facts, including the statements relating to the potential sale of some or all of Netcentives business units are forward-looking statements that involve certain risks and uncertainties, including but not limited to: the risk that the anticipated plans or timing regarding the filing may change, that plans for future operations may change due to unanticipated developments, actions that Nasdaq may take regarding the delisting from the Nasdaq National Market; risks resulting from existing or future litigation, as well as other uncertainties detailed in the company's filings with the Securities and Exchange Commission

SOURCE: Netcentives Inc.
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